IMMEDIATE RELEASE
September 12, 2016

UNITED NATURAL FOODS, INC. ANNOUNCES FISCAL 2016 FOURTH QUARTER AND FULL FISCAL YEAR RESULTS AND FISCAL 2017 GUIDANCE

REPORTS Q4 FISCAL 2016 DILUTED EPS OF $0.69 AND FISCAL 2016 DILUTED EPS OF $2.50

Providence, Rhode Island - September 12, 2016 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today reported financial results for the fourth fiscal quarter and fiscal year ended July 30, 2016.

Fourth Quarter and Full Year Fiscal 2016 Highlights

•	Net sales for the fourth quarter of fiscal 2016 increased 7.4% to $2.21 billion compared to $2.06 billion for the same period last fiscal year

•	Net sales for fiscal 2016 increased 3.5% to $8.47 billion compared to $8.18 billion in fiscal 2015

•
Adjusted net sales for fiscal 2016 increased 8.0% compared to fiscal 2015, excluding the year-over-year impact of the previously disclosed termination of a customer distribution contract and the impact of the previously disclosed second quarter fiscal 2015 reduction in net sales

•	Cash flow from operations for the fourth quarter of fiscal 2016 was $91.0 million with capital expenditures of $12.3 million, resulting in free cash flow for the period of $78.7 million

•	Cash flow from operations for fiscal 2016 was $296.6 million with capital expenditures of $41.4 million, resulting in free cash flow for the Company of $255.2 million

Fourth Quarter Fiscal 2016 Summary

Net sales for the fourth quarter of fiscal 2016 increased 7.4% to $2.21 billion from $2.06 billion in the fourth quarter of fiscal 2015. Adjusted net sales for the quarter increased 12.7% compared to the same period last fiscal year, excluding the year-over-year impact of the previously disclosed termination of a customer distribution contract. The net sales contribution from the acquisitions of Nor-Cal Produce, Inc. ("Nor-Cal") and Haddon House Food Products, Inc. (“Haddon”) was approximately $138.9 million for the fourth quarter of fiscal 2016. During the fourth quarter of fiscal 2016, the operations of Global Organic/Specialty Source, Inc. ("Global Organic") were integrated into the Company's existing Albert's business and are therefore no longer separable.

Gross margin was 15.60% for the fourth quarter of fiscal 2016, an increase of 25 basis points from 15.35% for the same period last year. The increase was primarily driven by the benefit of current year acquisitions. Excluding the impact of acquisitions, fourth quarter gross margin continued to experience challenges from competitive pricing pressures, moderated supplier promotional activity, and a reduction in fuel surcharges.

Total operating expenses were 12.78% of net sales for the fourth quarter of fiscal 2016, a 59 basis point increase compared to the fourth quarter of fiscal 2015. Total operating expenses increased $31.7 million, or 12.60%, to $283.0 million in the fourth quarter of fiscal 2016 as compared to $251.3 million in the fourth quarter of fiscal 2015. This increase was primarily driven by acquisitions including $2.0 million of amortization costs from acquisitions recorded in the fourth quarter of fiscal 2016 and lower incentive compensation in the fourth quarter last year. Total operating expenses for the fourth quarter of fiscal 2016 included approximately $0.8 million of restructuring and impairment costs related to the Company's retail business and $0.3 million of acquisition costs.

Operating income as a percentage of net sales was 2.82% for the fourth quarter of fiscal 2016, a decrease of 34 basis points compared to the same period last year. Operating income decreased 4.0%, or $2.6 million, to $62.5 million for the fourth quarter of fiscal 2016 compared to $65.1 million for the fourth quarter of fiscal 2015. EBITDA for the fourth quarter of fiscal 2016 was $82.5 million, an increase of 1.0% from $81.7 million in the same period last year.

Net income for the fourth quarter of fiscal 2016 decreased 3.9%, or $1.4 million, to $34.7 million, or $0.69 per diluted share, from $36.1 million, or $0.72 per diluted share, for the fourth quarter of fiscal 2015. Excluding approximately $0.8 million of restructuring and impairment costs related to the Company's retail business and $0.3 million of acquisition related costs, adjusted net income and adjusted diluted earnings per share for the fourth quarter of fiscal 2016 were $35.3 million and $0.70, respectively.

Cash flow from operations was $91.0 million, an increase of $35.9 million over the fourth quarter of last year. Capital expenditures were $12.3 million, a decrease of $18.3 million over the fourth quarter last year. Free cash flow was $78.7 million, an increase of $54.2 million over the fourth quarter last year. The increase in free cash flow year-over-year resulted from stronger cash from operations, improved working capital performance and a reduction in capital expenditures.

Fiscal Year 2016 Summary

"We are pleased with UNFI’s accomplishments in fiscal 2016 which demonstrate our team’s focus on our strategic initiatives, particularly in light of a challenging operating environment," said Steven Spinner, President and CEO. "We believe our efforts to further enhance UNFI’s perishable perimeter product offerings, combined with the scale of our leading national distribution network, position us well for growth in sales and profitability over the next several years."

Net sales for fiscal 2016 totaled $8.47 billion, a 3.5% increase compared to fiscal 2015. Excluding the year-over-year impact of the termination of a customer distribution contract and the impact of the second quarter fiscal 2015 reduction in net sales, adjusted net sales for the fiscal year ended July 30, 2016 increased 8.0% compared to the fiscal year ended August 1, 2015. The net sales contribution for fiscal 2016 from the acquisitions of Nor-Cal and Haddon was approximately $51.4 million and $100.4 million, respectively.

Gross margin for the fiscal year decreased 30 basis points to 15.10% compared to 15.40% in fiscal 2015. This decrease was primarily due to competitive pricing pressures, moderated supplier promotional activity, a reduction in fuel surcharges and the unfavorable impact of foreign exchange for the Company's Canadian business, offset, in part, by a benefit from current year acquisitions compared to the prior year.

At 12.46% of net sales, total operating expenses for fiscal 2016 were 2 basis points higher than in fiscal 2015. Total operating expenses increased $36.7 million to $1.06 billion from $1.02 billion for fiscal 2015. Operating expenses for fiscal 2016 included the impact of $4.8 million of severance and other transition costs related to the Company's previously announced restructuring plan, $0.8 million of restructuring and impairment costs related to the Company's retail business recorded in the fourth quarter of fiscal 2016, $1.8 million of bad debt expense related to a customer's outstanding receivables in the first quarter of fiscal 2016, $2.2 million of acquisition costs, $2.4 million of amortization of intangibles from acquisitions, and $2.5 million of startup costs related to the Company's Gilroy, California facility. Total operating expenses for fiscal 2015 included start-up costs of approximately $3.0 million related to the Company's Hudson Valley, New York, Auburn, California and Prescott, Wisconsin facilities, $0.6 million associated with the write-off of an intangible asset related to the Company's Canadian division, a $0.2 million restructuring charge related to the closure of the Company's Aux Mille facility located in Quebec, Canada, and approximately $0.3 million in costs related to the Company's acquisition of Tony's Fine Foods, offset in part by a $0.8 million energy grant received related to the Company's Hudson Valley, New York facility.

Reflecting the factors described above, operating income for fiscal 2016 decreased $17.8 million to $224.1 million from $242.0 million in fiscal 2015. As a percentage of net sales, operating income for fiscal 2016 decreased 31 basis points to 2.65% compared to fiscal 2015. EBITDA for fiscal 2016 was $295.1 million, a decrease of 3.5% from $305.8 million in fiscal 2015.

Net income for fiscal 2016 decreased $13.0 million to $125.8 million, or $2.50 per diluted share, from $138.7 million, or $2.76 per diluted share, for fiscal 2015. Excluding $5.6 million of restructuring and impairment costs and approximately $2.2 million of acquisition related costs in fiscal 2016, adjusted net income decreased $13.0 million to $130.4 million, or $2.59 per diluted share, compared to adjusted net income of $143.4 million, or $2.85 per diluted share, in fiscal 2015, which excludes the $7.7 million impact of the previously disclosed non-recurring reduction in net sales. Net income for fiscal 2015 includes a gain of $4.2 million associated with a transfer of land at the Company's Prescott, Wisconsin facility.

Cash flow from operations and capital expenditures for the fiscal year ended July 30, 2016 were $296.6 million and $41.4 million, respectively, resulting in free cash flow of $255.2 million, the largest fiscal year free cash flow in Company history. Capital expenditures as a percentage of net sales were 0.49%, the lowest in at least five years. For fiscal 2015, cash flow from operations and capital expenditures were $48.9 million and $129.1 million, respectively.

Adjusted net sales, adjusted net income, adjusted diluted EPS, EBITDA, and free cash flow are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

"Our recent acquisitions further strengthened our service offering and we believe UNFI is uniquely positioned to service customers across every channel of food retail in the U.S. and Canada. As we enter fiscal 2017, we remain committed to our strategy of building out the store and are optimistic about new customer growth in both our fresh and core distribution programs," concluded Mr. Spinner.

Fiscal 2017 Guidance

UNFI is providing its financial outlook for fiscal 2017, ending July 29, 2017. The Company expects net sales in the range of approximately $9.43 billion to $9.60 billion, an increase of 11.3% to 13.3% over fiscal 2016 net sales. The Company estimates GAAP earnings per diluted share for fiscal 2017 in the range of approximately $2.53 to $2.63 per share, an increase of approximately 1.2% to 5.2% over fiscal 2016 GAAP earnings per diluted share of $2.50. Capital expenditures for fiscal 2017 are expected to be $55.0 million to $80.0 million, or approximately 0.6% to 0.8% of estimated fiscal 2017 net sales. The Company expects its fiscal 2017 effective tax rate to be in the range of 39.7% to 40.1%. The Company's guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company's safe harbor statement of the Private Securities Litigation Reform Act of 1995 below.

Conference Call & Webcast
The Company's fourth quarter and full year fiscal 2016 conference call and audio webcast will be held today, Monday, September 12, 2016 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 100,000 products to more than 43,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of “America's Best Managed Companies,” ranked by Fortune in 2012 as one of its “Most Admired American Companies,” and chosen by Food Logistics Magazine as one of its 2013 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com

AT THE COMPANY:	ICR
Halie O'Shea	Katie Turner
Director Investor Relations & Corporate Strategy	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 30, 2015, its quarterly reports on Form 10-Q filed with the SEC on December 10, 2015, March 10, 2016 and June 6, 2016, and other filings the Company makes with the SEC, and include, but are not limited to, the ability of the Company to retain Haddon House’s, Nor-Cal's, Global Organic's and Gourmet Guru's customers on terms similar to those in place prior to our acquisition of these businesses; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers; volatility in fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisitions of Tony’s Fine Foods, Global Organic, Nor-Cal, Haddon House, and Gourmet Guru. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted net sales, adjusted net income, adjusted diluted EPS, EBITDA, and free cash flow. The non-GAAP measures other than EBITDA and free cash flow exclude the impact of expenses related to the actual severance and other transition costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015, the net sales to that customer, the impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer, restructuring and impairment costs, acquisition costs, and capital expenditures, as applicable. EBITDA excludes depreciation, amortization, other expense and income, net (including interest expense) and taxes. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting these non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2016 fiscal year to the comparable periods in the 2015 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$2,213,821	$2,061,313	$8,470,286	$8,184,978
Cost of sales	1,868,358	1,744,907	7,190,935	6,924,463
Gross profit	345,463	316,406	1,279,351	1,260,515
Operating expenses	282,219	251,317	1,049,690	1,017,755
Restructuring and asset impairment expenses	758	—	5,552	803
Total operating expenses	282,977	251,317	1,055,242	1,018,558
Operating income	62,486	65,089	224,109	241,957
Other expense (income):
Interest expense	4,525	3,769	16,259	14,498
Interest income	(78)	(71)	(1,115)	(356)
Other, net	370	1,831	743	(1,954)
Total other expense (income), net	4,817	5,529	15,887	12,188
Income before income taxes	57,669	59,560	208,222	229,769
Provision for income taxes	22,988	23,462	82,456	91,035
Net income	$34,681	$36,098	$125,766	$138,734
Basic per share data:
Net income	$0.69	$0.72	$2.50	$2.77
Weighted average basic shares of common stock	50,381	50,091	50,313	50,021
Diluted per share data:
Net income	$0.69	$0.72	$2.50	$2.76
Weighted average diluted shares of common stock	50,516	50,330	50,399	50,267

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	July 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,593	$17,380
Accounts receivable, net	489,708	474,494
Inventories	1,021,663	975,194	(2)
Deferred income taxes	35,228	32,333
Prepaid expenses and other current assets	45,998	46,976
Total current assets	1,611,190	1,546,377
Property and equipment, net	616,605	572,452
Goodwill	366,168	266,640
Intangible assets, net	222,314	125,830
Other assets	35,878	29,695	(1)
Total assets	$2,852,155	$2,540,994

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$445,430	$390,134
Accrued expenses and other current liabilities	162,438	126,193	(2)
Current portion of long-term debt	11,854	11,613
Total current liabilities	619,722	527,940
Notes payable	426,519	362,993
Deferred income taxes	95,220	65,644
Other long-term liabilities	29,451	30,380
Long-term debt, excluding current portion	161,739	172,949	(1)
Total liabilities	1,332,651	1,159,906
Stockholders' equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,383 issued and outstanding shares at July 30, 2016; 50,096 issued and outstanding shares at August 1, 2015	504	501
Additional paid-in capital	436,167	420,584
Accumulated other comprehensive loss	(22,379)	(19,443)
Retained earnings	1,105,212	979,446	(2)
Total stockholders' equity	1,519,504	1,381,088
Total liabilities and stockholders' equity	$2,852,155	$2,540,994

(1) Amounts are reflective of a reclassification of debt issuance costs of $1.8 million as the Company early adopted ASU No. 2015-03 during the fourth quarter of fiscal 2016.
(2) Amounts are reflective of a correction of an immaterial prior period error in accounting related to the accounting for prompt pay discounts the Company receives from suppliers.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Fiscal Year Ended
(In thousands)	July 30, 2016	August 1, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$125,766	$138,734
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	71,006	63,800
Deferred income tax expense	12,480	15,339
Share-based compensation	15,308	13,981
Excess tax deficit (benefit) from share-based payment arrangements	83	(2,746)
Loss (gain) on disposals of property and equipment	458	(499)
Restructuring and asset impairment	758	803
Gain associated with acquisition of land	—	(2,824)
Provision for doubtful accounts	6,426	5,059
Non-cash interest (income) expense	(106)	389
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	29,417	(42,257)
Inventories	2,113	(153,701)
Prepaid expenses and other assets	5,381	4,541
Accounts payable	14,379	16,001
Accrued expenses and other liabilities	13,140	(7,756)
Net cash provided by operating activities	296,609	48,864
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(41,375)	(129,134)
Purchases of acquired businesses, net of cash acquired	(306,724)	(8,036)
Long-term investment	—	(3,000)
Payment of company owned life insurance premiums	(2,925)	(2,925)
Proceeds from disposals of property and equipment	109	1,026
Net cash used in investing activities	(350,915)	(142,069)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	709,972	728,316
Repayments of borrowings under revolving credit line	(646,481)	(779,461)
Proceeds from borrowings of long-term debt	—	150,000
Repayments of long-term debt	(11,255)	(11,197)
Increase in bank overdraft	6,063	5,003
Proceeds from exercise of stock options	2,011	3,415
Payment of employee restricted stock tax withholdings	(1,717)	(2,430)
Excess tax (deficit) benefit from share-based payment arrangements	(83)	2,746
Capitalized debt issuance costs	(2,164)	(1,965)
Net cash provided by financing activities	56,346	94,427
Effect of exchange rate changes on cash and cash equivalents	(827)	42
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,213	1,264

Cash and cash equivalents at beginning of period	17,380	16,116
Cash and cash equivalents at end of period	$18,593	$17,380
Supplemental disclosures of cash flow information:
Non-cash financing activity	$—	$14,088
Non-cash investing activity	$—	$14,088
Cash paid for interest	$16,696	$14,632
Cash paid for federal and state income taxes, net of refunds	$67,028	$72,357

UNITED NATURAL FOODS, INC.
Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)
(In thousands)

	Three months ended			Fiscal year ended
	July 30, 2016	August 1, 2015	Percentage Growth	July 30, 2016	August 1, 2015	Percentage Growth

Net sales	$2,213,821	$2,061,313	7.4%	$8,470,286	$8,184,978	3.5%
Adjustment (1)	—	(97,345)		(58,439)	(406,593)
Adjustment (2)	—	—		—	7,736
Adjusted net sales	$2,213,821	$1,963,968	12.7%	$8,411,847	$7,786,121	8.0%

(1) Adjusted to exclude net sales in each period related to a customer distribution contract that was terminated in the first quarter of fiscal 2016.
(2) Adjusted to exclude the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Three months ended July 30, 2016
	GAAP	Adjustments		Adjusted

Income before income taxes	$57,669	$1,072	(1)	$58,741
Provision for income taxes	22,988	428	(2)	23,416
Net income	$34,681	$644		$35,325

Diluted per share data:
Net income	$0.69	$0.01		$0.70
Weighted average diluted shares of common stock outstanding	50,516			50,516

(1) Adjusted for $0.8 million of restructuring and impairment costs related to the Company's retail business and approximately $0.3 million of acquisition related costs.

(2)	Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.

	Fiscal year ended July 30, 2016
	GAAP	Adjustments		Adjusted

Income before income taxes	208,222	7,746	(1)	215,968
Provision for income taxes	82,456	3,069	(2)	85,525
Net income	$125,766	$4,677		$130,443

Diluted per share data:
Net income	$2.50	$0.09		$2.59
Weighted average diluted shares of common stock outstanding	50,399			50,399

(1) Adjusted for $4.8 million of severance and other transition costs related to previously disclosed restructuring plans, $0.8 million of restructuring and impairment costs related to the Company's retail business and approximately $2.2 million of acquisition related costs.

(2)	Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Fiscal year ended August 1, 2015
	GAAP	Adjustments		Adjusted

Income before income taxes	229,769	7,736	(1)	237,505
Provision for income taxes	91,035	3,065	(2)	94,100
Net income	$138,734	$4,671		$143,405

Diluted per share data:
Net income	$2.76	$0.09		$2.85
Weighted average diluted shares of common stock outstanding	50,267			50,267

(1) Adjusted to exclude the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015.

(2)	Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.

UNITED NATURAL FOODS, INC.
Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)

	Three months ended			Fiscal year ended
	July 30, 2016	August 1, 2015	Change	July 30, 2016	August 1, 2015	Change

Net cash provided by operating activities	$90,991	$55,057		$296,609	$48,864
Capital expenditures	12,302	30,590		41,375	129,134
Free cash flow	$78,689	$24,467	$54,222	$255,234	$(80,270)	$335,504

Reconciliation of Net Income to EBITDA (unaudited)
(in thousands)
	Three months ended
	July 30, 2016	August 1, 2015	Change
Net income	$34,681	$36,098
Depreciation and amortization	20,039	16,594
Total other expense (income), net	4,817	5,529
Provision for income taxes	22,988	23,462
EBITDA	$82,525	$81,683	1.0%

	Fiscal year ended
	July 30, 2016	August 1, 2015	Change
Net income	$125,766	$138,734
Depreciation and amortization	71,006	63,800
Total other expense (income), net	15,887	12,188
Provision for income taxes	82,456	91,035
EBITDA	$295,115	$305,757	(3.5)%